Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS THIRD QUARTER FISCAL 2018 RESULTS

NASHVILLE, Tenn., Dec. 1, 2017 -- Genesco Inc. (NYSE: GCO) today reported a loss from continuing operations for the third quarter ended October 28, 2017, of $164.8 million, or ($8.55) per diluted share, compared to earnings from continuing operations of $25.9 million, or $1.30 per diluted share, for the third quarter ended October 29, 2016. Fiscal 2018 third quarter results reflect a goodwill impairment charge of $182.2 million, or $8.13 per diluted share after-tax, related primarily to the sustained decline in the Company’s market value to a level below book value, losses of $0.9 million, or $0.03 per diluted share after-tax due to Hurricane Maria, fixed asset impairment charges of $0.5 million, or $0.02 per diluted share after-tax, $0.01 per diluted share for the impact of additional dilutive shares, and a $26.6 million tax impact, or $1.38 per diluted share, related primarily to the goodwill impairment. Fiscal 2017 third quarter results reflected pretax fixed asset impairment charges of $0.6 million, or $0.02 per diluted share after tax, offset by $0.8 million, or $0.04 per diluted share, from a lower than normal tax rate due to the release of tax reserves and other items.

Adjusted for the items described above in both periods, earnings from continuing operations were $19.7 million, or $1.02 per diluted share, for the third quarter of Fiscal 2018, compared to earnings from continuing operations of $25.5 million, or $1.28 per diluted share, for the third quarter of Fiscal 2017. For consistency with Fiscal 2018’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the third quarter of Fiscal 2018 increased 1% to $717 million from $711 million in the third quarter of Fiscal 2017. Consolidated third quarter 2018 comparable sales, including same store sales and comparable e-commerce and catalog sales, increased 1%, with a 4% increase in the Journeys Group, a 4% increase in the Schuh Group, a 6% decrease in the Lids Sports Group, and a 1% decrease in the Johnston & Murphy Group. Comparable sales for the Company included a 2% decrease in same store sales and a 24% increase in e-commerce sales.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our third quarter results are the tale of two businesses. Journeys built on its momentum following its emergence from the recent fashion shift in its markets and posted a solid comp gain. Meanwhile Lids, after a tough second quarter, faced additional challenges that pressured its performance. The dramatic shift in consumer shopping behavior away from stores to digital continued across all of our divisions, although we did see bright spots in both store traffic and store purchases during Back-to-School in more than one of our concepts. The combination of these factors with gross margin headwinds in many of our businesses, the deleverage resulting from negative store comps and higher expenses from our omnichannel initiatives led to earnings below last year’s level but slightly ahead of our internal forecasts.

“Top line results for our footwear businesses for the fourth quarter to date, including sales and e-commerce bookings over Black Friday Weekend and Cyber Monday, accelerated over the third quarter, and we are now more optimistic about Journeys’ fourth quarter prospects. Strong e-commerce sales

Exhibit 99.1

growth continues in our retail businesses, while store traffic remains challenging. While we expected tough comparisons lapping the anniversary of the Cubs’ World Series victory, unfortunately, due to other challenges, current trends at Lids are running below our expectations. These challenges include, among others, dampened demand for NFL licensed merchandise resulting from the well-publicized challenges facing the League and disruption in our Canadian business from the NHL vendor transition. Therefore, we have adopted a more conservative outlook for Lids. We now expect adjusted diluted earnings per share to range from $3.05 to $3.35 compared to our previous guidance range of $3.35 to $3.65 given these challenges.” This guidance assumes comparable sales in the range of -1% to 1% for the full year. It does not include the non-cash goodwill impairment charge, fixed asset impairments and other charges, estimated in the range of $186.3 million to $187.4 million pretax, or $8.27 to $8.31 per share after tax, for the full fiscal year.  It also does not include certain tax effects related to equity grants pursuant to the newly effective ASU 2016-09, estimated at $0.11 per share after tax. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While we are very disappointed with our reduced outlook, in addition to successfully executing our holiday plans, we continue to focus on taking the necessary steps toward meeting the challenges in this changing retail environment and strengthening our strategic positioning for sustained growth. These steps include initiatives aimed at reducing our real estate risk and rent expense, enhancing our in-store experience and driving traffic to our stores, building further our omnichannel and digital capabilities, strengthening the equity of our retail brands, and managing capital spending as we look toward next year, all of which we plan to discuss in more detail on this morning’s conference call. I believe that we are on the right course to deliver enhanced profitability and increased shareholder value over the longer-term.”

Goodwill Impairment

In the third quarter of Fiscal 2018, primarily because of the sustained decline of the Company’s market value to a level below book value and underperformance relative to projected operating results, particularly in the Lids Sports Group, the Company concluded that it was appropriate to conduct an interim assessment of the recoverability of the carrying value of the goodwill on its balance sheet. Based upon this assessment, the Company recognized the full impairment of goodwill in the Lids Sports Group and recorded a non-cash impairment charge of $182.2 million pretax, or $8.13 per diluted share after tax. The impaired goodwill was created in connection with the Company’s acquisition of Hat World in 2004 and several subsequent, smaller acquisitions, primarily in the Lids Locker Room licensed sports business.

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 1, 2017 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of

Exhibit 99.1

factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the effects of proposed tax reform legislation on the Company’s effective tax rate, including the potential for a significant, one-time, non-cash charge to adjust the Company’s deferred tax asset; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; effects on local consumer demand or on the national economy related to hurricanes or natural disasters; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings as well as the lack of new fashion trends that might drive business, and the Company’s ability to respond to fashion shifts quickly and effectively; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, including weakness related to planned closings of anchor, and department and other stores and other factors, and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; the imposition of tariffs on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; the performance of athletic teams, interest in athletic teams and leagues, and the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, changes in partnerships between professional and collegiate sports organizations and the vendors that provide their uniforms and merchandise at retail, and other sports-related events or changes, including the timing of major sporting events, that may affect the Company’s Lids Sports Group retail businesses, including period-to-period comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation; unexpected changes to the market for the Company's shares, including but not limited to changes related to general disfavor of the retail sector by investors; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release

Exhibit 99.1

publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,725 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands	2017	2016	2017	2016
Net sales	$716,759	$710,822	$1,976,633	$1,985,172
Cost of sales	362,761	355,187	997,215	985,103
Selling and administrative expenses	322,740	314,698	947,199	925,603
Goodwill impairment	182,211	—	182,211	—
Asset impairments and other, net	1,446	589	1,623	(3,799)
Earnings (loss) from operations	(152,399)	40,348	(151,615)	78,265
Gain on sale of Lids Team Sports	—	—	—	(2,485)
Interest expense, net	1,457	1,488	3,883	3,931
Earnings (loss) from continuing operations
before income taxes	(153,856)	38,860	(155,498)	76,819

Income tax expense	10,950	12,912	12,186	25,803
Earnings (loss) from continuing operations	(164,806)	25,948	(167,684)	51,016

Provision for discontinued operations	(15)	(53)	(200)	(133)
Net Earnings (Loss)	$(164,821)	$25,895	$(167,884)	$50,883

Earnings Per Share Information
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands (except per share amounts)	2017	2016	2017	2016

Average common shares - Basic EPS	19,265	19,912	19,202	20,307

Basic earnings (loss) per share:
From continuing operations	$(8.55)	$1.30	$(8.73)	$2.51
Net earnings (loss)	$(8.56)	$1.30	$(8.74)	$2.51

Average common and common
equivalent shares - Diluted EPS	19,265	19,962	19,202	20,399

Diluted earnings (loss) per share:
From continuing operations	$(8.55)	$1.30	$(8.73)	$2.50
Net earnings (loss)	$(8.56)	$1.30	$(8.74)	$2.49

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
In Thousands	2017	2016	2017	2016
Sales:
Journeys Group	$333,506	$314,159	$876,578	$860,514
Schuh Group	101,489	90,087	275,570	262,717
Lids Sports Group	181,347	200,279	538,478	568,567
Johnston & Murphy Group	74,132	72,115	211,785	207,241
Licensed Brands	26,208	34,058	73,915	85,624
Corporate and Other	77	124	307	509
Net Sales	$716,759	$710,822	$1,976,633	$1,985,172
Operating Income (Loss):
Journeys Group (1)	$24,283	$25,656	$29,561	$49,757
Schuh Group	7,054	6,615	10,905	9,647
Lids Sports Group	1,991	8,173	3,245	21,342
Johnston & Murphy Group	5,287	4,922	10,654	12,019
Licensed Brands	1,153	2,689	2,377	4,776
Corporate and Other (2)	(9,956)	(7,707)	(26,146)	(19,276)
Goodwill impairment charge	(182,211)	—	(182,211)	—
Earnings (loss) from operations	(152,399)	40,348	(151,615)	78,265
Gain on sale of Lids Team Sports	—	—	—	(2,485)
Interest, net	1,457	1,488	3,883	3,931
Earnings (loss) from continuing operations
before income taxes	(153,856)	38,860	(155,498)	76,819
Income tax expense	10,950	12,912	12,186	25,803
Earnings (loss) from continuing operations	(164,806)	25,948	(167,684)	51,016

Provision for discontinued operations	(15)	(53)	(200)	(133)
Net Earnings (Loss)	$(164,821)	$25,895	$(167,884)	$50,883

(1)Includes a $0.3 million charge for acquisition transition expenses for the first nine months of Fiscal 2018.

(2)Includes a $1.4 million charge in the third quarter of Fiscal 2018 which includes $0.9 million for hurricane losses and $0.5 million for asset impairments. Includes a $1.6 million charge for the first nine months of Fiscal 2018 which includes $0.9 million for hurricane losses and $0.7 million for asset impairments.

Includes a $0.6 million charge in the third quarter of Fiscal 2017 for asset impairments. Includes a $3.8 million gain for the first nine months of Fiscal 2017 which includes an $8.9 million gain for network intrusion expenses as a result of a litigation settlement, partially offset by $5.0 million for asset impairments and $0.1 million for other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	October 28,	October 29,
In Thousands	2017	2016
Assets
Cash and cash equivalents	$50,740	$30,520
Accounts receivable	52,704	55,109
Inventories	697,949	719,975
Other current assets	73,895	65,090
Total current assets	875,288	870,694
Property and equipment	378,483	321,780
Goodwill and other intangibles	180,910	355,512
Other non-current assets	63,802	36,385
Total Assets	$1,498,483	$1,584,371
Liabilities and Equity
Accounts payable	$244,366	$247,282
Current portion long-term debt	2,207	12,172
Other current liabilities	132,921	112,826
Total current liabilities	379,494	372,280
Long-term debt	221,372	214,076
Pension liability	5,878	9,283
Deferred rent and other long-term liabilities	137,339	122,999
Equity	754,400	865,733
Total Liabilities and Equity	$1,498,483	$1,584,371

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Nine Months Ended October 28, 2017
	Balance			Balance			Balance
	1/30/2016	Open	Close	1/28/2017	Open	Close	10/28/2017
Journeys Group	1,222	51	24	1,249	35	47	1,237
Schuh Group	125	7	4	128	5	1	132
Lids Sports Group*	1,332	15	107	1,240	11	74	1,177
Johnston & Murphy Group	173	8	4	177	5	1	181
Total Retail Units	2,852	81	139	2,794	56	123	2,727

Retail Units Operated - Three Months Ended October 28, 2017

	Balance			Balance
	7/29/2017	Open	Close	10/28/2017
Journeys Group	1,247	9	19	1,237
Schuh Group	131	2	1	132
Lids Sports Group*	1,188	2	13	1,177
Johnston & Murphy Group	179	3	1	181
Total Retail Units	2,745	16	34	2,727

*Includes 123 Locker Room by Lids in Macy's stores as of October 28, 2017.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Journeys Group	4%	(8)%	—%	(4)%
Schuh Group	4%	—%	5%	(2)%
Lids Sports Group	(6)%	2%	(3)%	1%
Johnston & Murphy Group	(1)%	1%	(2)%	3%
Total Comparable Sales	1%	(3)%	0%	(1)%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended October 28, 2017 and October 29, 2016

	Three Months Ended
	October 28, 2017			October 29, 2016
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(164,806)	$(8.55)		$25,948	$1.30

Pretax adjustments:
Store impairment charges	$510	332	0.02	$579	383	0.02
Loss due to Hurricane Maria	936	619	0.03	—	—	—
Goodwill impairment charge	182,211	156,924	8.13	—	—	—
Impact of additional dilutive shares	—	—	0.01	—	—	—
Network intrusion expenses	—	—	—	10	6	—
Total adjustments	$183,657	157,875	8.19	$589	389	0.02
Tax impact for share-based awards		—	—		—	—
Tax impact of the goodwill impairment		26,632	1.38		(789)	(0.04)
Adjusted earnings from continuing operations (1) & (2)		$19,701	$1.02		$25,548	$1.28

(1) The adjusted tax rate for the third quarter of Fiscal 2018 is 33.8% excluding a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the third quarter of Fiscal 2017 is 35.2% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.3 and 20.0 million share count for Fiscal 2018 and 2017, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Three Months Ended October 28, 2017 and October 29, 2016

	Three Months Ended October 28, 2017
	Operating		Adj Operating
In Thousands	Inc (Loss)	Other Adj	Income
Journeys Group	$24,283	$—	$24,283
Schuh Group	7,054	—	7,054
Lids Sports Group	1,991	—	1,991
Johnston & Murphy Group	5,287	—	5,287
Licensed Brands	1,153	—	1,153
Corporate and Other	(9,956)	1,446	(8,510)
Goodwill impairment charge	(182,211)	182,211	—

Total Operating Income (Loss)	$(152,399)	$183,657	$31,258

	Three Months Ended October 29, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$25,656	$—	$25,656
Schuh Group	6,615	—	6,615
Lids Sports Group	8,173	—	8,173
Johnston & Murphy Group	4,922	—	4,922
Licensed Brands	2,689	—	2,689
Corporate and Other	(7,707)	589	(7,118)

Total Operating Income	$40,348	$589	$40,937

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Nine Months Ended October 28, 2017 and October 29, 2016

	Nine Months Ended
	October 28, 2017			October 29, 2016
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(167,684)	$(8.73)		$51,016	$2.50

Pretax adjustments:
Store impairment charges	$687	454	0.02	$5,032	3,253	0.16
Loss due to Hurricane Maria	936	619	0.03	—	—	—
Acquisition transition expenses	288	190	0.01	—	—	—
Goodwill impairment charge	182,211	156,924	8.15	—	—	—
Impact of additional dilutive shares	—	—	0.03	—	—	—
Sale of Lids Team Sports	—	—	—	(2,485)	(1,602)	(0.08)
Other legal matters	—	—	—	90	57	—
Network intrusion expenses	—	—	—	(8,921)	(5,750)	(0.28)
Total adjustments	$184,122	158,187	8.24	$(6,284)	(4,042)	(0.20)
Tax impact for share-based awards		2,167	0.11		—	—
Tax impact of the goodwill impairment		26,145	1.36		(1,555)	(0.07)
Adjusted earnings from continuing operations (1) & (2)		$18,815	$0.98		$45,419	$2.23

(1) The adjusted tax rate for the first nine months of Fiscal 2018 is 33.9% excluding a FIN 48 discrete item of $0.1 million. The adjusted tax rate for the first nine months of Fiscal 2017 is 35.4% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 19.3 and 20.4 million share count for Fiscal 2018 and 2017, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Nine Months Ended October 28, 2017 and October 29, 2016

	Nine Months Ended October 28, 2017
	Operating		Adj Operating
In Thousands	Inc (Loss)	Other Adj	Income
Journeys Group	$29,561	$288	$29,849
Schuh Group	10,905	—	10,905
Lids Sports Group	3,245	—	3,245
Johnston & Murphy Group	10,654	—	10,654
Licensed Brands	2,377	—	2,377
Corporate and Other	(26,146)	1,623	(24,523)
Goodwill impairment charge	(182,211)	182,211	—

Total Operating Income (Loss)	$(151,615)	$184,122	$32,507

	Nine Months Ended October 29, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$49,757	$—	$49,757
Schuh Group	9,647	—	9,647
Lids Sports Group	21,342	—	21,342
Johnston & Murphy Group	12,019	—	12,019
Licensed Brands	4,776	—	4,776
Corporate and Other	(19,276)	(3,799)	(23,075)

Total Operating Income	$78,265	$(3,799)	$74,466

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 3, 2018

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2018		Fiscal 2018
Forecasted loss from continuing operations	$(96,935)	$(5.03)	$(103,376)	$(5.37)

Adjustments: (1)
Goodwill impairment charge	156,663	8.13	156,663	8.13
Store impairment and other charges	2,694	0.14	3,417	0.18
Tax impact for share-based awards	2,167	0.11	2,167	0.11

Adjusted forecasted earnings from continuing operations (2)	$64,589	$3.35	$58,871	$3.05

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2018 is approximately 34.3%.

(2) EPS reflects 19.3 million share count for Fiscal 2018 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.